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As filed with the Securities and Exchange Commission on February 22, 2006

Registration No. 333-131409

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Kenexa Corporation
(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation or organization)	7372 (Primary standard industrial classification code number)	23-3024013 (I.R.S. employer identification number)

650 East Swedesford Road
Wayne, Pennsylvania 19087
(610) 971-9171
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Nooruddin S. Karsan
Chief Executive Officer and Chairman of the Board of Directors
Kenexa Corporation
650 East Swedesford Road
Wayne, Pennsylvania 19087
(610) 971-9171
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Barry M. Abelson John P. Duke Pepper Hamilton LLP 3000 Two Logan Square 18th and Arch Streets Philadelphia, PA 19103-2799 (215) 981-4000	Selim Day Wilson Sonsini Goodrich & Rosati Professional Corporation 12 East 49th Street, 30th Floor New York, New York 10017 (212) 999-5800

        Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

        This Amendment No. 2 to the Registration Statement on Form S-1 (No. 333-131409) is being filed solely to include Exhibit 23.1.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

        The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of our common stock being registered hereby. All amounts are estimates except the SEC registration fee and the NASD filing fee.

Amount to be Paid
SEC registration fee	$13,794
NASD filing fee	13,687
Blue sky fees and expenses	3,000
Printing and Engraving expenses	150,000
Legal fees and expenses	400,000
Accounting fees and expenses	350,000
Transfer agent and registrar fees	15,000
Miscellaneous	54,519

Total	$1,000,000

*
To be filed by amendment

Item 14. Indemnification of Directors and Officers.

        The Pennsylvania Business Corporation Law and our amended and restated bylaws limit the monetary liability of our directors to us and to our shareholders and provide for indemnification of our officers and directors for liabilities and expenses that they may incur in such capacities.

        Our bylaws provide that we may indemnify our directors and officers for monetary damages for any action taken or failure to take any action, unless:

  •
  such director or officer has breached or failed to perform the duties of his or her office under Pennsylvania law; and

  •
  the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

        In addition, our bylaws provide that we shall indemnify our directors and officers for expenses, attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, if he or she has acted in good faith and in a manner he or she believed to be in our best interest, or in the case of a criminal proceeding that he or she had no reasonable cause to believe his or her conduct was unlawful. Such indemnification as to expenses is mandatory to the extent the individual is successful on the merits or otherwise in defense of the matter or in defense of any claim, issue or matter therein. Our bylaws provide, however, in the case of an action or suit by or in the right of the Company, that we will not indemnify a director or officer with respect to a matter in which such person has been adjudged to be liable in the performance of his or her duties to us, unless a court of common pleas determines that such person is fairly and reasonably entitled to indemnification. Our bylaws also provide that we may advance expenses to any director or officer upon our receipt of an undertaking by the director or officer to repay those amounts if it is finally determined that he or she is not entitled to indemnification.

        We maintain directors' and officers' liability insurance to provide directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts and for violations with respect to the Securities Act.

        The underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification by the underwriters of us and our officers and directors severally, but not jointly, and by us and the selling shareholders of the underwriters for certain liabilities, including liabilities arising under the Securities Act and affords certain rights of contribution with respect thereto.

Item 15. Recent Sales of Unregistered Securities.

        During the three year period preceding the date of filing of this registration statement, we have issued securities in the transactions described below without registration under the Securities Act. The information set forth below gives effect to a 0.8-for-1 reverse stock split and a reclassification of our class A common stock into common stock that became effective in June 2005.

  •
  On January 15, 2004, we granted options to one of our employees to purchase an aggregate of 20,000 shares of our class A common stock under our 2000 Stock Option Plan at an exercise price of $4.18 per share. The issuance of these securities was exempt from registration under the Securities Act in reliance on Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701.

  •
  On January 21, 2004, we granted options to seven of our employees to purchase an aggregate of 44,800 shares of our class A common stock under our 2000 Stock Option Plan at an exercise price of $4.63 per share. The issuance of these securities was exempt from registration under the Securities Act in reliance on Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701.

  •
  On January 14, 2005, we granted options to 21 of our employees to purchase an aggregate of 117,600 shares of our class A common stock under our 2000 Stock Option Plan at an exercise price of $4.63 per share. The issuance of these securities was exempt from registration under the Securities Act in reliance on Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701.

  •
  On April 8, 2005, we entered into an agreement with certain of our shareholders pursuant to which, upon the closing of our initial public offering on June 29, 2005:

  •
  we redeemed all of the outstanding shares of our series A preferred stock for an aggregate combination of approximately $28.6 million in cash and an aggregate 1,134,126 shares of our common stock, with each holder of shares of our series A preferred stock receiving the following upon redemption:

Holder of Series A Preferred Stock	Cash Consideration	Shares of Common Stock
Parthenon Investors, L.P.	$7,712,285	316,701
PCIP Investors	$271,900	11,166
Wafra Acquisition Fund 14, L.P.	$14,641,145	601,231
Westbury Equity Partners SBIC, L.P.	$6,000,000	205,028
    •
    we redeemed all of the outstanding shares of our series B preferred stock for an aggregate combination of approximately $11.4 million in cash and an aggregate 724,250 shares of our common, with each holder of shares of our series B preferred stock receiving the following upon redemption:

Holder of Series B Preferred Stock	Cash Consideration	Shares of Common Stock
Parthenon Investors, L.P.	$10,035,720	638,991
PCIP Investors	$211,900	13,492
JMH Partners Corp.	$517,029	32,920
Shad Run Investments, L.P.	$387,772	24,690
Alan Langer*	$25,852	1,646
Southfield Communications LLC*	$77,556	4,938
C. Meade Sutterfield*	$25,852	1,646
Peter Sulick*	$12,926	823
Margaret Sulick*	$12,926	823
Thomas S. Shattan, FBO Cecily Shattan*	$7,756	494
Thomas S. Shattan, FBO Ward Shattan*	$7,756	494
Nancy Warshauer Mendel, FBO Erica Mendel*	$6,463	412
Nancy Warshauer Mendel, FBO David Mendel*	$6,463	412
Kevin Fechtmeyer*	$12,926	823
David W. Beale*	$25,852	1,646

*
The successors-in-interest to TSG Co-Investors, LLC, which originally acquired shares of our series B preferred stock in 2001.

•
an aggregate of 2,179,152 shares of our common stock were issued upon the conversion of all of the outstanding shares of our class B common stock, with each holder of shares of our class B common stock receiving the following upon conversion:

Holder of Class B Common Stock	Shares of Common Stock Issued Upon Conversion of Class B Common Stock
Parthenon Investors, L.P.	1,922,616
PCIP Investors	40,608
JMH Partners Corp.	99,036
Shad Run Investments, L.P.	74,304
Alan Langer*	4,952
Southfield Communications LLC*	14,856
C. Meade Sutterfield*	4,952
Peter Sulick*	2,476
Margaret Sulick*	2,476
Thomas S. Shattan, FBO Cecily Shattan*	1,486
Thomas S. Shattan, FBO Ward Shattan*	1,486
Nancy Warshauer Mendel, FBO Erica Mendel*	1,238
Nancy Warshauer Mendel, FBO David Mendel*	1,238
Kevin Fechtmeyer*	2,476
David W. Beale*	4,952

*
The successors-in-interest to TSG Co-Investors, LLC, which originally acquired shares of our class B common stock in 1999.

•
an aggregate of 2,100,060 shares of our common stock will be issued upon the conversion of all of the outstanding shares of our class C common stock, including 878,609 shares of our common stock issuable with respect to the minimum return provisions of our articles of incorporation, with each holder of shares of our class C common stock receiving the following upon conversion:

Holder of Class C Common Stock	Shares of Common Stock Issued Upon Conversion of Class C Common Stock	Additional Shares of Common Stock Issuable with respect to Minimum Return Provisions
Parthenon Investors, L.P.	396,005	239,498
PCIP Investors	13,962	8,444
Wafra Acquisition Fund 14, L.P.	585,024	454,667
Westbury Equity Partners SBIC, L.P.	226,460	176,000

        In addition, under the agreement, certain of our principal shareholders exercised warrants to purchase an aggregate of 396,195 shares of common stock, immediately prior to the closing of our initial public offering.

        The sale of these securities was exempt from registration under the Securities Act in reliance on Section 4(2) thereof or Regulation D promulgated thereunder relating to sales not involving a public offering.

  •
  On June 24, 2005, we granted options to 452 of our employees and directors to purchase an aggregate of 620,400 shares of our common stock under our 2005 Equity Incentive Plan at an exercise price equal to $12.05. The issuance of these securities was exempt from registration under the Securities Act in reliance on Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701.

  •
  On January 27, 2006, we issued an aggregate 12,329 shares of our common stock upon the exercise of outstanding warrants. The sale of these securities was exempt from registration under the Securities Act in reliance on Section 4(2) thereof or Regulation D promulgated thereunder relating to sales not involving a public offering.

  •
  On February 6, 2006, we issued an aggregate of 21,141 shares of our common stock upon the exercise of outstanding warrants. The sale of these securities was exempt from registration under the Securities Act in reliance on Section 4(2) thereof or Regulation D promulgated thereunder relating to sales not involving a public offering.

Item 16. Exhibits and Financial Statement Schedules.

  (a)
  Exhibits

Exhibit Number	Description of Document
1.1†	Form of Underwriting Agreement
2.1*****
Agreement and Plan of Merger, dated as of December 21, 2005, among Kenexa Corporation, Kenexa Technology, Inc., Kenexa Acquisition Corp., Webhire, Inc., and Gazaway L. Crittenden, solely as the representative of the Equityholders
3.1***	Amended and Restated Articles of Incorporation of Kenexa Corporation
3.2*	Amended and Restated Bylaws of Kenexa Corporation
4.1****	Form of Specimen Common Stock Certificate of Kenexa Corporation
4.2**	Form of Amended and Restated Class B Common Stock Purchase Warrant to purchase common stock of Kenexa Corporation

4.3**	Form of Amended and Restated Class D Common Stock Purchase Warrant to purchase common stock of Kenexa Corporation
4.4**	Form of Amended and Restated Class E Common Stock Purchase Warrant to purchase common stock of Kenexa Corporation
5.1†	Opinion of Pepper Hamilton LLP
10.1*	Kenexa Corporation 2000 Stock Option Plan
10.2*	Form of Non-Qualified Stock Option Agreement under the 2000 Stock Option Plan
10.3*	Kenexa Corporation 2005 Equity Incentive Plan
10.4*	Form of Non-Qualified Stock Option Award Agreement under the 2005 Equity Incentive Plan
10.5*	Form of Non-Qualified Stock Option Award Agreement under the 2005 Equity Incentive Plan (Employee)
10.6*	Investor Agreement dated April 8, 2005 among Kenexa Corporation and certain shareholders of Kenexa Corporation
10.7*	Agreement Among Certain Management Shareholders dated April 8, 2005 among Kenexa Corporation and the investors named therein
10.8*	Second Amended and Restated Registration Rights Agreement, dated March 29, 2001
10.9*	Agreement of Lease between Liberty Property Limited Partnership and Raymond Karsan Associates dated July 1, 1996
10.10*	First Amendment to Agreement of Lease dated August 14, 2002 between Liberty Property Limited Partnership and Kenexa Corporation
10.11*	Second Amendment to Agreement of Lease dated November 8, 2002 between Liberty Property Limited Partnership and Kenexa Corporation
10.12*	Revolving Credit and Security Agreement dated July 15, 2003 between PNC Bank, National Association and Kenexa Technology, Inc.
10.13*	First Amendment and Waiver to Revolving Credit and Security Agreement dated October 10, 2003 between PNC Bank, National Association and Kenexa Technology, Inc.
10.14*	Second Amendment and Modification to Loan and Security Agreement dated March 22, 2005 between PNC Bank, National Association and Kenexa Technology, Inc.
10.15******	Third Amendment and Modification to the Revolving Credit and Security Agreement dated December 29, 2005 between Kenexa Technology, Inc. and PNC Bank, National Association.
10.16*	Guaranty dated July 15, 2003 by Kenexa Corporation in favor of PNC Bank, National Association
10.17*	Form of Indemnification Agreements between Kenexa Corporation and each of its directors and certain officers
16.1†	Letter of PricewaterhouseCoopers LLP
21.1†	Subsidiaries of Kenexa Corporation

23.1	Consent of BDO Seidman, LLP
23.2†	Consent of Brown & Brown LLP
23.3†	Consent of Pepper Hamilton LLP (included in Exhibit 5.1)
24.1†	Powers of Attorney (included in the signature page to the registration statement)

†
Previously filed.
*
Incorporated by reference to the exhibits filed with Kenexa Corporation's Registration Statement on Form S-1 dated April 12, 2005 (File No. 333-124028)
**
Incorporated by reference to the exhibits filed with Kenexa Corporation's Registration Statement on Form S-1 dated May 17, 2005 (File No. 333-124028)
***
Incorporated by reference to the exhibits filed with Kenexa Corporation's Registration Statement on Form S-1 dated June 6, 2005 (File No. 333-124028)
****
Incorporated by reference to the exhibits filed with Kenexa Corporation's Registration Statement on Form S-1 dated June 20, 2005 (File No. 333-124028)
*****
Incorporated by reference to the exhibits filed with Kenexa Corporation's Current Report on Form 8-K dated December 22, 2005
******
Incorporated by reference to the exhibits filed with Kenexa Corporation's Current Report on Form 8-K dated December 30, 2005

(b)
Financial Statement Schedules

        All schedules have been omitted because they are not applicable, not required or the required information is included in the consolidated financial statements or the notes thereto.

Item 17. Undertakings.

        We hereby undertake to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer, or controlling person of us in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        We hereby undertake that:

        (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Wayne, Pennsylvania, on the 22nd day of February, 2006.

Kenexa Corporation
By:	/s/ NOORUDDIN S. KARSAN
	Name:	Nooruddin S. Karsan
	Title:	Chairman of the Board and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on February 22, 2006.

Signature	Title

/s/ NOORUDDIN S. KARSAN Nooruddin S. Karsan	Chairman of the Board and Chief Executive Officer and Director (Principal Executive Officer)
/s/ DONALD F. VOLK Donald F. Volk	Chief Financial Officer (Principal Financial and Accounting Officer)
* Barry M. Abelson	Director
* Elliot H. Clark	Director
* Bill L. Erickson	Director
* Joseph A. Konen	Director
* John A. Nies	Director

* Richard J. Pinola	Director
* John C. Rutherford	Director
*By:	/s/ DONALD F. VOLK Donald F. Volk Attorney-in-fact

Exhibit Index

Exhibit Number	Description of Document
1.1†	Form of Underwriting Agreement
2.1*****
Agreement and Plan of Merger, dated as of December 21, 2005, among Kenexa Corporation, Kenexa Technology, Inc., Kenexa Acquisition Corp., Webhire, Inc., and Gazaway L. Crittenden, solely as the representative of the Equityholders
3.1***	Amended and Restated Articles of Incorporation of Kenexa Corporation
3.2*	Amended and Restated Bylaws of Kenexa Corporation
4.1****	Form of Specimen Common Stock Certificate of Kenexa Corporation
4.2**	Form of Amended and Restated Class B Common Stock Purchase Warrant to purchase common stock of Kenexa Corporation
4.3**	Form of Amended and Restated Class D Common Stock Purchase Warrant to purchase common stock of Kenexa Corporation
4.4**	Form of Amended and Restated Class E Common Stock Purchase Warrant to purchase common stock of Kenexa Corporation
5.1†	Opinion of Pepper Hamilton LLP
10.1*	Kenexa Corporation 2000 Stock Option Plan
10.2*	Form of Non-Qualified Stock Option Agreement under the 2000 Stock Option Plan
10.3*	Kenexa Corporation 2005 Equity Incentive Plan
10.4*	Form of Non-Qualified Stock Option Award Agreement under the 2005 Equity Incentive Plan
10.5*	Form of Non-Qualified Stock Option Award Agreement under the 2005 Equity Incentive Plan (Employee)
10.6*	Investor Agreement dated April 8, 2005 among Kenexa Corporation and certain shareholders of Kenexa Corporation
10.7*	Agreement Among Certain Management Shareholders dated April 8, 2005 among Kenexa Corporation and the investors named therein
10.8*	Second Amended and Restated Registration Rights Agreement, dated March 29, 2001
10.9*	Agreement of Lease between Liberty Property Limited Partnership and Raymond Karsan Associates dated July 1, 1996
10.10*	First Amendment to Agreement of Lease dated August 14, 2002 between Liberty Property Limited Partnership and Kenexa Corporation
10.11*	Second Amendment to Agreement of Lease dated November 8, 2002 between Liberty Property Limited Partnership and Kenexa Corporation
10.12*	Revolving Credit and Security Agreement dated July 15, 2003 between PNC Bank, National Association and Kenexa Technology, Inc.
10.13*	First Amendment and Waiver to Revolving Credit and Security Agreement dated October 10, 2003 between PNC Bank, National Association and Kenexa Technology, Inc.
10.14*	Second Amendment and Modification to Loan and Security Agreement dated March 22, 2005 between PNC Bank, National Association and Kenexa Technology, Inc.

10.15******	Third Amendment and Modification to the Revolving Credit and Security Agreement dated December 29, 2005 between Kenexa Technology, Inc. and PNC Bank, National Association.
10.16*	Guaranty dated July 15, 2003 by Kenexa Corporation in favor of PNC Bank, National Association
10.17*	Form of Indemnification Agreements between Kenexa Corporation and each of its directors and certain officers
16.1†	Letter of PricewaterhouseCoopers LLP
21.1†	Subsidiaries of Kenexa Corporation
23.1	Consent of BDO Seidman, LLP
23.2†	Consent of Brown & Brown LLP
23.3†	Consent of Pepper Hamilton LLP (included in Exhibit 5.1)
24.1†	Powers of Attorney (included in the signature page to the registration statement)

†
Previously filed.

*
Incorporated by reference to the exhibits filed with Kenexa Corporation's Registration Statement on Form S-1 dated April 12, 2005 (File No. 333-124028)

**
Incorporated by reference to the exhibits filed with Kenexa Corporation's Registration Statement on Form S-1 dated May 17, 2005 (File No. 333-124028)

***
Incorporated by reference to the exhibits filed with Kenexa Corporation's Registration Statement on Form S-1 dated June 6, 2005 (File No. 333-124028)

****
Incorporated by reference to the exhibits filed with Kenexa Corporation's Registration Statement on Form S-1 dated June 20, 2005 (File No. 333-124028)

*****
Incorporated by reference to the exhibits filed with Kenexa Corporation's Current Report on Form 8-K dated December 22, 2005

******
Incorporated by reference to the exhibits filed with Kenexa Corporation's Current Report on Form 8-K dated December 30, 2005

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EXPLANATORY NOTE
PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
Exhibit Index